EXHIBIT 99

Snap-on Incorporated                           News Release
                                               Release: IMMEDIATE

   Snap-on Incorporated Appoints Deloitte & Touche LLP as Independent Auditor

KENOSHA, Wis., June 14, 2002 -- Snap-on Incorporated (NYSE: SNA) today announced that its Board of Directors has selected Deloitte & Touche LLP as its independent auditor for 2002, effective immediately. Deloitte & Touche LLP replaces Arthur Andersen LLP as Snap-on's independent auditor.

Previously, Snap-on announced it had initiated a process to consider and select the company's independent public accountants. Snap-on's Audit Committee, composed of independent directors, carefully reviewed and considered a number of public accounting firms in making its recommendation to the Board of Directors.

"We believe Deloitte & Touche LLP will provide the strict standards of independence and professionalism in audit service that will continue to best serve our shareholders in the future," said Richard F. Teerlink, a director and chair of the Audit Committee.

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 13,500 people worldwide.

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     Media contact:                                 Investor contact:
     Richard Secor                                  William Pfund
     262/656-5561                                   262/656-6488

     www.snapon.com
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